                                                                    EXHIBIT 99.1

PRESS RELEASE
                                            CONTACT:
                                            CAROLYN A. FREDRICH
                                            Director - Investor Relations
[ALLIANCE RESOURCE                          Alliance Resource Partners, L.P.
PARTNERS L.P. LOGO]                         1717 South Boulder Avenue, Suite 600
                                            Tulsa, Oklahoma 74119
                                            (918) 295-7642

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.
ANNOUNCES 15% INCREASE IN NET INCOME FOR FIRST QUARTER 2003; DECLARES QUARTERLY CASH DISTRIBUTION OF $0.525 PER UNIT

TULSA, Oklahoma, April 25, 2003 - Alliance Resource Partners, L.P. (NASDAQ:
ARLP) today reported net income of $13.1 million, or $0.81 per basic limited partner unit, for the first quarter ended March 31, 2003, compared to $11.4 million, or $0.71 per basic limited partner unit, for the same quarter of 2002. This represents a 15 percent increase in net income on a quarter-to-quarter comparative basis. Income before income taxes for the quarter was a record $14.1 million compared to $11.6 million for the same quarter of 2002. This represents a 22 percent increase.

The Partnership also declared a quarterly cash distribution of $0.525 per unit for the first quarter ended March 31, 2003 (an annualized rate of $2.10), payable on May 15, 2003, to all unitholders of record as of May 5, 2003. At the closing market price of $24.35 per unit as of Thursday, April 24, 2003, this represents an annual pre-tax yield of approximately 8.6 percent.

As previously announced, Warrior Coal, LLC was acquired on February 14, 2003 from ARH Warrior Holdings, Inc., a company indirectly owned by management of the Partnership (See ARLP Press Releases, dated November 14, 2002 and March 14,
2003). The acquisition is treated similar to a pooling of interests under accounting rules requiring that historical financial statements and related operating data be restated to include the results for Warrior Coal, LLC for all periods presented. Warrior Coal, LLC results prior to the acquisition date will be allocated entirely to the General Partner; therefore, Limited Partners' Interest in Net Income and the related per unit amounts will not change from prior periods.

During the first quarter of 2003, the Partnership's common units outstanding increased by a net 2,498,482 Common Units, which increase was attributable primarily to a common unit offering, resulting in an increase in the total number of Common and Subordinated Units outstanding to 17,903,793. For the quarter ending March 31, 2003, per unit results are calculated using the weighted average number of units outstanding of 16,593,609 and 17,176,824 on a basic limited partner unit and diluted limited partner unit basis, respectively.

Production for the first quarter of 2003 was 5.0 million tons compared to 4.8 million tons for the first quarter of 2002. The increase in production was primarily due to the fourth continuous mining unit added in February of this year at the Partnership's Gibson County operation and higher productivity at its Mettiki and Dotiki operations. Total operating expenses declined $3.5 million, or approximately 3 percent for this quarter compared to the first quarter of last year. The decrease was partially attributable to better mining conditions experienced this year.


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Revenues for the 2003 first quarter were $124.9 million and tons sold totaled
4.5 million compared to $125.4 million and 4.5 million tons sold in the first quarter of 2002. Revenues for the first quarter of 2003 benefited by customer acceleration of certain contract shipments to Synfuel Solutions Operating LLC, which resulted in an increase of the fees earned under various rental and service agreements the Partnership has with Synfuel Solutions Operating LLC. Coal inventories at the Partnership's operations grew by slightly more than 500,000 tons during the current quarter as several customers experienced unplanned outages and deliveries to utilities industry-wide were less than anticipated, as customers elected to draw down their coal stockpile levels.

Commenting on the quarter, Joseph W. Craft III, President and Chief Executive Officer said, "The Partnership enjoyed another solid quarter of earnings improvement, achieving strong year over year performance attributable to lower operating costs and increased synfuel volumes." Looking forward, Mr. Craft added, "With the fast start this quarter, we are ahead of plan and are focused on continuing the favorable cost trends we experienced in the first quarter. During April 2003, as planned, our one-unit underground mine at Hopkins County Coal depleted its reserves allowing the miners and equipment to be redeployed at Warrior Coal. The planned move of Synfuel Solutions Operating LLC 's coal synfuel production facility to Warrior was successfully completed at the same time. In addition, we recently began using the new mine shaft at our Dotiki mine, and the transition to a new reserve area at Pattiki is progressing on schedule."

Commenting on the coal market, Mr. Craft said: "Looking at the big picture, first quarter electricity generation was strong responding to a much colder than normal winter. Natural gas prices were higher and at levels generally considered noncompetitive with coal. Industry-wide coal production in the eastern United States, for several reasons, has fallen. Considering these factors, it is understandable why many industry analysts are projecting a favorable outlook for our industry for the balance of the year." Mr. Craft added, "We are preparing for a status quo marketplace, but readying ourselves for a pick-up in coal demand as we seek commitments for the 2.2 million tons of unsold coal we have targeted to sell for this year. If new sales commitments are not identified by the end of May, we will have to implement the reduction in force previously announced at Hopkins County Coal which, if implemented, would reduce our unsold position to 1.4 million tons. (See ARLP Press Release, dated April 3, 2003). Demand for our product, during the rest of the year, will be the key to maximizing our financial results."

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

Alliance Resource Partners is the nation's only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates eight mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: WITH THE EXCEPTION OF HISTORICAL MATTERS, ANY MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM PROJECTED RESULTS. THESE RISKS, UNCERTAINTIES AND CONTINGENCIES INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: COMPETITION IN COAL MARKETS AND OUR ABILITY TO RESPOND TO THE COMPETITION; FLUCTUATION IN COAL PRICES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS; DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY OR THE EFFECTS OF ANY ADVERSE CHANGES IN THE DOMESTIC COAL INDUSTRY, ELECTRIC UTILITY INDUSTRY, OR GENERAL ECONOMIC CONDITIONS; DEPENDENCE ON SIGNIFICANT CUSTOMER CONTRACTS, INCLUDING RENEWING


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CUSTOMER CONTRACTS UPON EXPIRATION OF EXISTING CONTRACTS; CUSTOMER BANKRUPTCIES
AND/OR CANCELLATIONS OF, OR BREACHES TO, EXISTING CONTRACTS; CUSTOMER DELAYS OR DEFAULTS IN MAKING PAYMENTS; FLUCTUATIONS IN COAL DEMAND, PRICES AND AVAILABILITY DUE TO LABOR AND TRANSPORTATION COSTS AND DISRUPTIONS, EQUIPMENT AVAILABILITY, GOVERNMENTAL REGULATIONS AND OTHER FACTORS; OUR PRODUCTIVITY LEVELS AND MARGINS THAT WE EARN ON OUR COAL SALES; ANY UNANTICIPATED INCREASES IN LABOR COSTS, ADVERSE CHANGES IN WORK RULES, OR UNEXPECTED CASH PAYMENTS ASSOCIATED WITH POST-MINE RECLAMATION AND WORKERS' COMPENSATION CLAIMS; ANY UNANTICIPATED INCREASES IN TRANSPORTATION COSTS AND RISK OF TRANSPORTATION DELAYS OR INTERRUPTIONS; GREATER THAN EXPECTED ENVIRONMENTAL REGULATIONS, COSTS AND LIABILITIES; A VARIETY OF OPERATIONAL, GEOLOGIC, PERMITTING, LABOR AND WEATHER-RELATED FACTORS; RISKS OF MAJOR MINE-RELATED ACCIDENTS OR INTERRUPTIONS; RESULTS OF LITIGATION; DIFFICULTY MAINTAINING OUR SURETY BONDS FOR MINE RECLAMATION AS WELL AS WORKERS' COMPENSATION AND BLACK LUNG BENEFITS; DIFFICULTY OBTAINING COMMERCIAL PROPERTY INSURANCE; AND RISKS ASSOCIATED WITH OUR 15.48% PARTICIPATION (EXCLUDING ANY APPLICABLE DEDUCTIBLE) IN THE COMMERCIAL PROPERTY PROGRAM.

ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS CAN BE FOUND IN THE PARTNERSHIP'S PUBLIC PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 FILED ON MARCH 20, 2003 WITH THE SEC. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, THE PARTNERSHIP DOES NOT INTEND TO UPDATE ITS FORWARD-LOOKING STATEMENTS.


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                        ALLIANCE RESOURCE PARTNERS, L.P.

              CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)
                                  (UNAUDITED)


                                                             THREE MONTHS ENDED
                                                       ------------------------------
                                                                  MARCH 31,
                                                           2003              2002
                                                       ------------      ------------
Tons sold                                                     4,456             4,474
Tons produced                                                 4,990             4,760

SALES AND OPERATING REVENUES:
   Coal sales                                          $    114,450      $    115,845
   Transportation revenues                                    4,315             5,096
   Other sales and operating revenues                         6,160             4,447
                                                       ------------      ------------
      Total revenues                                        124,925           125,388
                                                       ------------      ------------

EXPENSES:
   Operating expenses                                        82,752            84,517
   Transportation expenses                                    4,315             5,096
   Outside purchases                                          1,019             2,805
   General and administrative                                 5,651             4,941
   Depreciation, depletion and amortization                  13,131            12,991
   Interest expense                                           3,967             3,937
                                                       ------------      ------------
      Total operating expenses                              110,835           114,287
                                                       ------------      ------------

INCOME FROM OPERATIONS                                       14,090            11,101
OTHER INCOME (EXPENSE)                                           (7)              452
                                                       ------------      ------------
INCOME BEFORE INCOME TAXES                                   14,083            11,553
INCOME TAX EXPENSE                                              955               153
                                                       ------------      ------------
NET INCOME                                             $     13,128      $     11,400
                                                       ============      ============
GENERAL PARTNERS' INTEREST
   IN NET INCOME (LOSS)                                $       (389)     $        404
                                                       ============      ============
LIMITED PARTNERS' INTEREST
   IN NET INCOME                                       $     13,517      $     10,996
                                                       ============      ============

BASIC NET INCOME PER LIMITED PARTNER UNIT              $       0.81      $       0.71
                                                       ============      ============

DILUTED NET INCOME PER LIMITED PARTNER UNIT            $       0.79      $       0.69
                                                       ============      ============
WEIGHTED AVERAGE NUMBER OF UNITS
   OUTSTANDING-BASIC                                     16,593,609        15,405,311
                                                       ============      ============
WEIGHTED AVERAGE NUMBER OF UNITS
   OUTSTANDING-DILUTED                                   17,176,824        15,841,062
                                                       ============      ============


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                        ALLIANCE RESOURCE PARTNERS, L.P.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT UNIT DATA)


                                                                                MARCH 31,     DECEMBER 31,
                                                                                  2003            2002
                                                                                ---------     ------------
                                                                               (UNAUDITED)
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                  $  29,292      $   9,028
     Trade receivables, net                                                        40,239         33,018
     Marketable securities                                                            446            470
     Inventories                                                                   24,803         13,165
     Advance royalties                                                              5,233          5,232
     Prepaid expenses and other assets                                              1,886          2,784
                                                                                ---------      ---------
               Total current assets                                               101,899         63,697

PROPERTY, PLANT AND EQUIPMENT AT COST                                             450,271        446,629
LESS ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION                        (222,764)      (216,777)
                                                                                ---------      ---------
                                                                                  227,507        229,852
OTHER ASSETS:
     Advance royalties                                                              8,824         10,542
     Coal supply agreements, net                                                    7,487          8,167
     Other long-term assets                                                         3,861          4,674
                                                                                ---------      ---------
                                                                                $ 349,578      $ 316,932
                                                                                =========      =========

LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                                           $  21,477      $  23,330
     Due to affiliates                                                              1,571          1,286
     Accrued taxes other than income taxes                                          8,687          8,105
     Accrued payroll and related expenses                                          11,189         10,004
     Accrued interest                                                               1,622          5,361
     Workers' compensation and pneumoconiosis benefits                              5,465          5,275
     Other current liabilities                                                     12,923          9,877
     Current maturities, long-term debt                                            17,500         16,250
                                                                                ---------      ---------
               Total current liabilities                                           80,434         79,488
                                                                                ---------      ---------

LONG-TERM LIABILITIES:
     Long-term debt, excluding current maturities                                 195,000        195,000
     Accrued pneumoconiosis benefits                                               16,508         16,067
     Workers' compensation                                                         20,711         19,949
     Reclamation and mine closing                                                  21,957         21,821
     Due to affiliates                                                              6,933         20,652
     Other liabilities                                                              3,000          2,717
                                                                                ---------      ---------
               Total liabilities                                                  344,543        355,694
                                                                                ---------      ---------

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL (DEFICIT):
Common Unitholders 11,481,262 and 8,982,780 units outstanding, respectively       201,816        144,219
Subordinated Unitholder 6,422,531 units outstanding                               114,713        112,916
General Partners                                                                 (306,043)      (290,472)
Unrealized loss on marketable securities                                             (176)          (150)
    Minimum pension liability                                                      (5,275)        (5,275)
                                                                                ---------      ---------
               Total Partners' capital (deficit)                                    5,035        (38,762)
                                                                                ---------      ---------
                                                                                $ 349,578      $ 316,932
                                                                                =========      =========


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                        ALLIANCE RESOURCE PARTNERS, L.P.

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                                          ----------------------
                                                                            2003          2002
                                                                          --------      --------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES                               $ 13,047      $ 15,385

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property, plant and equipment                             (10,131)      (17,091)
     Proceeds from sale of property, plant and equipment                        38             4
     Proceeds from the maturity of marketable securities                                      57
                                                                          --------      --------
              Net cash used in investing activities                        (10,093)      (17,030)
                                                                          --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from common unit offering to public                           53,965          --
     Cash contribution by General Partners                                       9          --
     Payments on Warrior Coal revolver                                     (17,000)         --
     Purchase of Warrior Coal                                              (12,661)         --
     Borrowings under revolving credit and working capital facilities       10,600        17,500
     Payments under revolving credit and working capital facilities         (5,600)      (12,500)
     Payments on long-term debt                                             (3,750)       (3,750)
     Distributions to Partners                                              (8,253)       (7,860)
                                                                          --------      --------
              Net cash provided by (used in) financing activities           17,310        (6,610)
                                                                          --------      --------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                     20,264        (8,255)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                             9,028        11,093
                                                                          --------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $ 29,292      $  2,838
                                                                          --------      --------


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EBITDA is presented below because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA is defined as income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. The Partnership's method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by the Partnership in different contexts (i.e. public reporting versus computation under financing agreements). The table below shows how the Partnership calculated EBITDA.

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                        2003        2002
                                                       -------     -------
Net income (loss)                                      $13,128     $11,400
Interest expense                                         3,967       3,937
Income taxes                                               955         153
Depreciation, depletion and amortization                13,131      12,991
                                                       -------     -------
EBITDA                                                 $31,181     $28,481
                                                       =======     =======


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